Exhibit 10.6
Maplebear Inc.
Amended and Restated
Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Maplebear Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service, which was most recently amended and restated as of November 5, 2024 and effective as of January 1, 2025 (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on or promptly following the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on or promptly following the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:
a.    All Eligible Directors: $50,000
b.    Independent Chair of the Board or Lead Independent Director (in addition to Eligible Director Service Retainer): $30,000

2.    Annual Committee Chair Service Retainer:
a.    Chair of the Audit Committee: $25,000
b.    Chair of the Compensation Committee: $20,000
c.    Chair of the Nominating and Corporate Governance Committee: $15,000

3.    Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.    Member of the Audit Committee: $15,000
b.    Member of the Compensation Committee: $10,000
c.    Member of the Nominating and Corporate Governance Committee: $7,500

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submits to the Company appropriate documentation
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substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation
Subject to its approval by the Company’s stockholders, the equity compensation set forth below will be granted pursuant to the Company’s 2023 Equity Incentive Plan (the “Plan”).

1.    Initial RSU Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter) (such grant date, the “Initial Appointment Date”), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted restricted stock units (“RSUs”) with an aggregate grant date fair value of $250,000 (the “Initial RSU Grant”). The number of RSUs subject to an Initial RSU Grant will be determined by dividing the grant value by the average fair market value of a share of our common stock for the market trading days that occur in the completed calendar month immediately prior to the calendar month in which the Initial Appointment Date occurs, rounded down to the nearest whole share. The Initial RSU Grant will vest in equal annual installments over a three-year period such that the Initial RSU Grant is fully vested on the third anniversary of the Initial Appointment Date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date. For the avoidance of doubt, if an individual was a member of the Board and also an employee, becoming an Eligible Director due to termination of employment will not entitle the Eligible Director to an Initial RSU Grant.

2.    Annual RSU Grant: On the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) held after the Effective Date, each Eligible Director who will continue to serve as a non-employee member of the Board following such Annual Meeting will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted RSUs with an aggregate grant date fair value of $250,000 (the “Annual RSU Grant”). The number of RSUs subject to an Annual RSU Grant will be determined by dividing the grant value by the average fair market value of a share of our common stock for the market trading days that occur in the completed calendar month immediately prior to the calendar month in which the Annual Meeting occurs, rounded down to the nearest whole share. The Annual RSU Grant will vest in full on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Eligible Director’s service as a director ends at such Annual Meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the one-year anniversary measured from the date of the Annual Meeting at which the Annual RSU Grant was made, in each case, subject to the Eligible Director’s Continuous Service through such vesting date.

With respect to an Eligible Director who, following the Effective Date, was first elected or appointed to the Board on a date other than the date of the Annual Meeting, on the Initial Appointment Date, the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted RSUs covering an additional number of shares of common stock equal to (i) (A) $250,000 multiplied by (B) the fraction obtained by dividing (1) the number of days between the date such person is appointed to the Board and the first anniversary of the most recent Annual Meeting by (2) 365, divided by (ii) the average fair market value of a share of our common stock for the market trading days that occur in the completed calendar month immediately prior to the calendar month in which the Initial Appointment Date occurs, rounded down to the nearest whole share (the “Pro-rated Annual Grant”). The Pro-rated Annual Grant will vest on the earlier of (i) the one-year anniversary of the
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Initial Appointment Date or (ii) the day prior to the date of the Annual Meeting next following the Initial Appointment Date, in each case, subject to the Eligible Director’s Continuous Service through each such vesting date. For the avoidance of doubt, in the event that the date in which the Eligible Director is appointed to the Board is the date of an Annual Meeting, such Eligible Director will be eligible to receive the Annual RSU Grant described in this Section and the Initial RSU Grant described in Section 1 above, but not a Pro-rated Annual Grant.

3.    Accelerated Vesting. Notwithstanding the foregoing, each Initial RSU Grant, Pro-rated Annual Grant (if applicable) and Annual RSU Grant will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service through the date of such Change in Control.

Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the aggregate value of all compensation granted or paid, as applicable, to each Eligible Director in respect of his or her service as a Non-Employee Director (as defined in the Plan) shall be subject to the limits set forth in Section 3(d) of the Plan.
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